UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934

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ISCO INTERNATIONAL, INC.

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1001 Cambridge Drive

Elk Grove Village, Illinois 60007

November 21, 2008

Dear Stockholder:

On behalf of the board of directors, I cordially invite you to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of ISCO International, Inc. (“ISCO” or the “Company”), to be held on Friday, December 12, 2008, beginning at 10:00 a.m., local time, at the Holiday Inn – Elk Grove Hotel & Conference Center, 1000 Busse Road, Elk Grove Village, IL 60007.

At the Annual Meeting, you will be asked to:

(1)	Consider and vote to elect seven (7) directors to the Company’s board of directors for a term of one (1) year and until each director’s successor is duly elected and qualified;

(2)	Ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending December 31, 2008; and

(3)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL OF THE PROPOSALS IN THE PROXY STATEMENT.

It is important that your shares be represented, whether or not you are able to attend the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you later decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the meeting, you may do so and your proxy will have no further effect.

We believe your support for the proposals described in the accompanying Proxy Statement is essential for us to continue with our business strategy. Please return your proxy card as soon as possible.

Sincerely,

By:	/s/ Gordon E. Reichard, Jr.
Gordon E. Reichard, Jr. Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 12, 2008

To the Stockholders of

ISCO International, Inc.

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of ISCO International, Inc. (the “Company”), a Delaware corporation, will be held on Friday, December 12, 2008 beginning at 10:00 a.m., local time, at the Holiday Inn – Elk Grove Hotel & Conference Center, 1000 Busse Road, Elk Grove Village, IL 60007 to consider and act upon the following matters, each of which is described in greater detail in the accompanying Proxy Statement:

(1)	To consider and vote to elect seven (7) directors to the Company’s board of directors for a term of one (1) year and until each director’s successor is duly elected and qualified;

(2)	To ratify the appointment by the board of directors of Grant Thornton LLP as the independent auditors of the Company for the fiscal year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on November 12, 2008 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record of the Company as of the close of business on November 12, 2008 will be entitled to vote at the Annual Meeting. The Company will maintain a complete list of its stockholders entitled to vote at the Annual Meeting at its headquarters, located at 1001 Cambridge Drive, Elk Grove Village, IL 60007, for at least ten days prior to the date of the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card to our transfer agent as promptly as practicable in the enclosed prepaid envelope. This will ensure that your vote is counted. You may revoke your proxy at any time before it is voted at the Annual Meeting by following the instructions set forth in the accompanying Proxy Statement.

By Order of the Board of Directors

            /s/ Gary Berger

            Corporate Secretary

Elk Grove Village, IL

November 21, 2008

PLEASE VOTE AS SOON AS POSSIBLE.

YOUR VOTE IS VERY IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.

ISCO INTERNATIONAL, INC.

1001 CAMBRIDGE DRIVE

ELK GROVE VILLAGE, ILLINOIS 60007

PROXY STATEMENT

2008 Annual Meeting of Stockholders

December 12, 2008

This Proxy Statement is being furnished to you as a stockholder of record of ISCO International, Inc. (“ISCO,” the Company or “we,” “us” or our”). The accompanying proxy is solicited on behalf of our board of directors (the “Board”), for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on December 12, 2008 at the Holiday Inn – Elk Grove Hotel & Conference Center, 1000 Busse Road, Elk Grove Village, IL 60007, and any adjournment or postponement thereof. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about November 21, 2008.

Record Date and Outstanding Shares. The Board has fixed the close of business on November 12, 2008 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, the Company had outstanding 228,471,174 shares of common stock, par value $0.001 per share, including attached preferred stock purchase rights (the “common stock”).

Each of the outstanding shares of common stock is entitled to one vote on all matters to come before the Annual Meeting. As of the Record Date, none of the Company’s preferred stock, par value $0.001 per share, was outstanding.

Voting of Proxies. Mr. Gordon Reichard, Jr. and Mr. Gary Berger, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board to serve in such capacity. Mr. Reichard and Mr. Berger are officers of the Company and Mr. Reichard is also a member of the board of directors. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board contained in this Proxy Statement.

Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Corporate Secretary of the Company of either (i) an instrument revoking the proxy, or (ii) a duly executed proxy bearing a later date. Additionally, you may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote. The affirmative vote of a plurality of the shares of common stock voted in person or by proxy is required to elect a nominee for director. The affirmative vote of a majority of the shares of common stock present, in person or represented by proxy at the Annual Meeting and entitled to vote on the matters, is required to approve the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors.

Quorum; Abstentions and Broker Non-Votes. A majority of the shares of common stock issued and outstanding as of the Record Date is required to transact business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting.

Abstentions and broker non-votes will be included in determining the presence of a quorum. A broker “non-vote” occurs when the nominee holding a stockholder’s shares does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the stockholder. Abstentions and broker non-votes will have no effect on the election of directors. In the case of the ratification of the independent auditors, abstentions will have the effect of votes against the proposal, but broker non-votes will have no effect on the outcome.

Stockholder List. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours commencing December 1, 2008 and continuing through the date of the Annual Meeting at the principal offices of the Company, 1001 Cambridge Drive, Elk Grove Village, IL 60007.

Who Can Help Answer Your Questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, please contact our Corporate Secretary, Gary Berger, 1001 Cambridge Drive, Elk Grove Village, IL 60007, telephone (847) 391-9400.

Annual Report

The Company’s Annual Report to Stockholders for the year ended December 31, 2007, as filed on Form 10-K, as well as a listing of our directors and officers, accompany this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of seven directors. At the Annual Meeting, seven nominees, the current members of the Board, are standing for reelection to the Board. The nominees are listed below under “Nominees for Election.” Each director is to be elected for a term of one year expiring at the Company’s 2009 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the election of each of the individuals listed below. See “Nominees for Election” below.

Should any nominee be unable or decline to serve, the persons named in the enclosed proxy will vote for such substitute nominee as the Board recommends. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Vote Required

A plurality of the shares of common stock voted at the Annual Meeting, represented in person or by proxy, is required to elect a nominee for director.

Nominees for Election

The names of the director nominees, together with certain information concerning such nominees, are set forth below.

Name	Age	Position with the Company	Served as Director Since
Gordon Reichard, Jr.	48	Director, Chief Executive Officer	2008
Amr Abdelmonem	43	Director, Chief Operating Officer & Chief Technology Officer	2002
Ralph Pini	56	Chairman of the Board of Directors	2004
George Calhoun	55	Director	1999
Torbjorn Folkebrant	52	Director	2008
Stephen McCarthy	54	Director	2008
John Owings	58	Director	2007

Gordon Reichard, Jr. Mr. Reichard joined the Company as Chief Executive Officer in March 2008 and has also served on the Board since that time. From July 2007 to March 2008, he served as an independent contractor to the magis group, a management firm focused on growth solutions for clients, where he provided advisory and consulting services to clients. From March 2003 to June 2007, Mr. Reichard served as Vice President of Marketing and Product Management for Westell, Inc., a provider of intelligent, carrier-class broadband access products. He has worked in several other organizations within the telecommunications and technology sectors, including President and General Manager at Ameritech, a United States telecommunications company, and President, Chief Executive Officer and Founder of Telenisus, a managed infrastructure services provider. Mr. Reichard began his career as an electrical engineer with Zenith Electronics, an electronics manufacturer, and then by holding product and sales positions at US Robotics/3Com, a computer manufacturer.

Amr Abdelmonem. Dr. Abdelmonem has served as the Company’s Chief Technology Officer since February 1999, the Company’s Chief Operating Officer since February 2008 and as a member of the Board since July 2002. He joined the Company in January 1995 and was promoted to Director of Engineering in August 1998, to Vice President of Development Engineering in March 1999 and to Chief Technology Officer in December 1999. Dr. Abdelmonem also served as the Company’s Chief Executive Office, in addition serving as Chief Technology Officer, from June 2002 through January 2005. Before joining the Company, Dr. Abdelmonem was an engineer with Exxon Corporation, an oil and gas corporation, in Egypt. Subsequently, he was affiliated with the University of Maryland in a number of research and teaching positions, where much of his research focused on semi-conductor laser and advanced filter design. Dr. Abdelmonem earned his B.S. and M.S. degrees in Electrical Engineering from Ain-Shams University in Cairo, Egypt, and his Ph.D. from the University of Maryland. Much of his research focused on semi-conductor laser design, superconducting technology and advanced filter design. Dr. Abdelmonem is a senior member of the Institute of Electrical and Electronics Engineers,

Inc. and has published numerous documents for industry conferences and trade journals. He holds five patents and has ten patent applications pending. Dr. Abdelmonem holds an M.B.A. from the University of Chicago.

Ralph Pini. Mr. Pini is Chairman of the Board. He has served on the Board since 2004. He is also Chairman of the Corporate Governance Committee and is a member of the Compensation Committee. Since 2004, Mr. Pini has served as Associate Dean at the University of Illinois, Chicago. From 1976 to 2004, he held various positions with Motorola, Inc., a communications provider, with his final position being Senior Vice President and Chief Technology Officer, Personal Communications Sector. He has spent 28 years in the global wireless industry. During his career, Mr. Pini worked with Motorola’s Personal Communications Group, where he managed the global R&D organization and, prior to retirement, was the Chief Technology Officer for the group responsible for innovation, technology platforms, and advanced technologies. He has broad experiences across GSM, CDMA, and UMTS platforms. He received his M.B.A. from Lake Forest Graduate School of Management, and both his M.S. degree in Electrical Engineering and his B.S. degree in Electrical and Computer Science from the University of Illinois, Chicago.

George Calhoun. Dr. Calhoun has served as a director since November 1999. He previously served as the Company’s Chief Executive Officer from November 1999 to June 2002 and as Chairman of the Board from November 2000 to September 2002. Dr. Calhoun is the Chairman of the Board’s Audit Committee and serves on the Compensation Committee. Dr. Calhoun joined the Stevens Institute of Technology in July 2003 as Executive-in-Residence, where he teaches in the Undergraduate Program for Business & Technology, at the Howe School of Technology Management. Dr. Calhoun has spent 25 years in the high-tech segment of the wireless communications industry. He previously worked for InterDigital Communications Corporation (NASDAQ: IDCC), a telecommunications manufacturer, where he was involved for 12 years in the pioneering development of digital cellular technology. Subsequently, he was Vice-Chairman of Geotek Communications, a mobile communications servicer, and was chairman of an engineering joint venture based in Israel, to develop a spread spectrum frequency-hopping radio system for fleet radio communications. Dr. Calhoun also served as chairman of both the board of directors and audit committee for Airnet Communications, a smart antenna and software-defined radio technology company. He is also a member of the board of directors of Clearstory Systems (NASDAQ: CSYS.OB), a company in the business of electronic content management and digital archiving software. In 2005, he joined the board of directors of PlayLogic Entertainment, Inc. (NASDAQ: PLGC.OB), a company in the business of developing and publishing videogames. Dr. Calhoun holds one patent (on wireless system architectures), and has published several books on wireless communications, including the best-selling Digital Cellular Radio (Artech, 1988). His most recent book is Third Generation Wireless Systems: Post-Shannon Signal Architectures (Artech, 2003). He has also been a Visiting Professor at the Leiden University School of Management in the Netherlands. Dr. Calhoun has a B.A. degree from the University of Pennsylvania, and a Ph.D. from the Wharton School of the University of Pennsylvania.

Torbjorn Folkebrant. Mr. Folkebrant joined the Board in 2008 and serves on the Board’s Audit Committee and the Corporate Governance Committee. He has been a business development consultant for Paratek Microwave, a designer and manufacturer of adaptive RF front-end component solutions for mobile wireless applications, since March 2007. He served as chairman of Fractus SA, Barcelona Spain, a designer and manufacturer of fractal antenna intellectual property and licensing from July 2003 to November 2006. Prior to his position at Fractus, Mr. Folkebrant served for 12 years in various roles for Ericcson, including as President and Chief Executive Officer of Ericsson France, SA where he built a very successful operation, and started and built a successful RF Amplifier and Energy Systems Organization in the United States.

Stephen McCarthy. Mr. McCarthy has served on the Board since May 2008 and serves on the Board’s Corporate Governance Committee. Prior to retiring in 2007, Mr. McCarthy served as Executive Vice President of Global Sales, Services and Marketing of Tellabs, Inc., a supplier to the dynamic telecommunications industry. Employed at Tellabs since 1999, Mr. McCarthy also served as Senior Vice President of Operations and Services, Senior Vice President Optical Networking, Senior Vice President Global Marketing and Senior Vice President of Global Solutions and Services of Tellabs. Prior to Tellabs, Mr. McCarthy was Senior Vice President of the Major Accounts Division of ADP, a business outsourcing solution provider, and from 1989 through 1997, he held executive positions in marketing and sales at Ameritech, a United States telecommunications company. Mr. McCarthy has a Bachelor of Science degree in Finance from the University of Illinois and an M.B.A. from DePaul University.

John Owings. Mr. Owings joined the Board in August 2007. Mr. Owings is Chairman of the Compensation Committee and serves on the Audit Committee and the Corporate Governance Committee. Since October 2006, Mr. Owings has served as Vice President, Finance of Nortel Networks (NYSE: NT), a communications provider, and has responsibility for the Carrier Networks business, Nortel’s largest segment. The Carrier Networks business is a global provider of hardware and software solutions for the wire line and wireless telecommunications industry. Prior to joining Nortel, from October 2004 to September 2006, Mr. Owings served as Chief Financial Officer of Ygomi LLC, a privately held technology firm based in Oak Brook, IL. From April 2002 to March

2004, he served as Chief Financial Officer of Air Products and Chemicals, Inc, (NYSE: APD), a provider of atmospheric gases, process and specialty gases, performance materials, and equipment and services in Allentown, PA. Prior to that, Mr. Pini was employed in the Personal Communications Sector of Motorola, Inc. (NYSE: MOT), a communications provider. Mr. Owings has a B.S. degree in Accountancy and an M.B.A. from Northern Illinois University. He is also a member of the Executive Advisory Board of the Northern Illinois University School of Business.

The Board recommends that the stockholders vote “FOR” the election of the nominees named in this Proxy Statement to continue to serve as directors of the Company.

DIRECTOR COMPENSATION

The following table sets forth the compensation for services rendered by non-employee directors of the Company for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Dr. George Calhoun (1)	28,600	9,700	38,300

Michael Fenger (2)	14,400	4,600	19,000

James Fuentes (3)	31,600	10,800	52,400

John Owings (4)	11,300	3,300	14,600

Thomas Powers (5)	15,000	5,200	20,200

Martin Singer (6)	6,300	2,300	8,600

(1)	As of December 31, 2007, Dr. Calhoun held options to purchase 920,833 shares of common stock.

(2)	Mr. Fenger resigned from the Board effective January 2008.

(3)	Mr. Fuentes received compensation as a non-employee director until the effective date of the merger with Clarity Communications Systems, Inc. on January 4, 2008, at which time he became an employee of the Company. Mr. Fuentes resigned from the Board effective May 2008.

(4)	Mr. Owings joined the Board effective August 2007.

(5)	Mr. Powers retired from the Board effective June 2007.

(6)	Mr. Singer resigned from the Board effective April 2007.

Stock award value, as reflected in the table above, is based on the price of the Company’s common stock on the date of grant, consistent with the Company’s accounting expense for such grants under FAS 123(R). Directors are paid for service, capacity and committee involvement. The Company does not pay for meetings beyond reimbursement of reasonable expenses, nor does the Company penalize directors for failing to attend a minimum number or percentage of meetings. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

During 2007, the Company provided cash payments to non-employee directors for their service to the Company. Non-employee directors received $1,800 per month for serving on the Board. In addition, the respective chairmen of the Board and the three committees (Audit, Compensation, and Corporate Governance) each received $400 per month for such service. Non-employee directors who served on these committees in roles other than chairmen each received $300 per month.

During 2007, the Company provided non-employee directors, in addition to certain cash payments as described above, a grant of 25,000 restricted shares of the Company’s common stock, a grant of 12,500 restricted shares of common stock for service as the chairman of the Board or one of the Board’s three committees, and a grant of 7,500 restricted shares of common stock for service on a Board committee. All such grants vest over a one-year period, on a quarterly basis. This compensation is intended to vest as closely as possible to the relevant service period, in this case from the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) until the 2008 Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

Meetings

During the year ended December 31, 2007, the Board held ten meetings. Except for Mr. Fenger, who attended 40% of the Board meetings, each director attended at least 75% of the Board meetings in 2007 (during the period of his service as a director). The Audit Committee held 8 meetings during 2007. Except for Mr. Fenger, who attended 38% of the Audit Committee meetings, each member of the Audit Committee attended at least 75% of the Audit Committee meetings in 2007 (during the period of his service on the Audit Committee). The Company does not have a formal policy regarding director attendance at annual meetings of stockholders. However, the Company does request directors to use their best efforts to be available for, and attend, the annual meetings of stockholders. All directors except Mr. Fenger attended the 2007 Annual Meeting.

Independent Directors

The Board has determined that Dr. Calhoun and Messrs. Folkebrant, McCarthy, Pini and Owings are each “independent” pursuant to Section 803A of the NYSE Alternext US (the “Exchange,” formerly the American Stock Exchange) rules. Although Mr. Pini’s recent service as interim Chief Executive Officer makes him unable to serve on the Audit Committee, he is properly able to serve as a member of each of the Compensation Committee and the Corporate Governance Committee.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, and a Corporate Governance Committee, each of which is comprised entirely of “independent directors” as that term is defined under the Exchange rules.

The Audit Committee consists of three directors, Dr. Calhoun (Chairman), and Messrs. Folkebrant and Owings. All of the members of the Audit Committee of the Board are “independent” as defined by the rules of the Exchange. The Board has determined that Dr. Calhoun is an “audit committee financial expert” as defined in regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee’s responsibilities are selecting the Company’s independent auditors, reviewing the plan and scope of the audit, approving any non-audit services provided by the Company’s independent auditors, reviewing the Company’s audit and control functions, overseeing of the Company’s insider trading policy and reporting to the full Board regarding all of the foregoing. The Audit Committee Charter was attached as Appendix A to the 2007 Annual Meeting Proxy Statement dated April 27, 2007.

The Compensation Committee consists of Mr. Owings (Chairman), Dr. Calhoun and Mr. Pini. The Compensation Committee has responsibility for recommending to the Board guidelines and standards relating executive compensation, reviewing the Company’s executive compensation policies, approving all executive compensation, overseeing management’s recommendations for the compensation of other employees, and reporting to the full Board regarding the foregoing. The Compensation Committee also has responsibility for administering the Company’s 2003 Equity Incentive Plan, as amended (the “2003 Plan”), determining the number of options and shares of restricted stock to be granted to the Company’s executive officers and employees pursuant to the 2003 Plan, approving each award under the 2003 Plan, regardless of the award level or recipient, and reporting to the full Board regarding the foregoing functions. The Chief Executive Officer will from time to time prepare analyses of Company and/or individual performance, including of named executive officers and may recommend a specific course of action. Ultimately the Compensation Committee, in conjunction with the full Board in certain circumstances, has the authority to accept, change, or reject these analyses and/or recommendations. The Compensation Committee may retain and terminate compensation consultants and/or attorneys to assist in the evaluation of director, executive officer, or other compensation, and has the sole authority to approve related consultant/legal fees and other retention terms. The Compensation Committee held four meetings in 2007. The Compensation Committee Charter was attached as Appendix B to the 2007 Annual Meeting Proxy Statement dated April 27, 2007.

The Corporate Governance Committee was formed during 2004 and consists of Mr. Pini (Chairman), and Messrs. Owings, Folkebrant and McCarthy. The Corporate Governance Committee acts as both the Board’s corporate governance and nominating committee. The Corporate Governance Committee reviews and makes recommendations to the Board regarding Board organization, membership (including the identification and recommendation of potential candidates for election to the Board), function and effectiveness, and committee structure, membership, function and effectiveness. The Corporate Governance Committee evaluates the performance of the Board as a whole, the committees of the Board and the individual directors. The Corporate Governance Committee held four meetings during 2007. The Corporate Governance Committee Charter was attached as Appendix C to the 2007 Annual Meeting Proxy Statement dated April 27, 2007.

Director Nominations

The Corporate Governance Committee currently serves as our nominating committee. The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education and experience. In selecting appropriate candidates, the Corporate Governance Committee particularly emphasizes significant experience in the wireless telecommunications industry.

As part of the process of selecting Board candidates, the Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members. The Corporate Governance Committee does not generally rely upon third-party search firms to identify board candidates. Instead, it relies on recommendations from a wide variety of its business contacts, including current executive officers, directors and stockholders, as a source for potential Board candidates. The Corporate Governance Committee evaluates the above criteria as well as the current composition of the Board and the need for audit committee expertise. The Corporate Governance Committee then recommends to the Board for nomination the candidates who it believes best suit the needs of the Company. In accordance with the provisions of our By-Laws, including the notice provisions described below, a stockholder entitled to vote for the election of directors at the meeting may nominate candidates for election to the Board.

A stockholder who wishes to nominate a director candidate must timely provide a notice that is delivered to, or mailed and received by, the Corporate Secretary of the Company at the principal executive offices of the Company at 1001 Cambridge Drive, Elk Grove Village, IL 60007. To be timely, the notice must be delivered not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if the Company has not publicly disclosed (in the manner provided in the By-Laws) the date of the meeting at least 70 days prior to the meeting date, the notice must be received not later than the close of business on the tenth day following the day on which the Company publicly discloses the meeting date.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that would be required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (b) as to the stockholder giving the notice, (i) the name and record address of such stockholder as he or she appears on the Company’s books and (ii) the number of the Company’s shares that are beneficially owned by such stockholder, by class and series.

Stockholders’ nominees that comply with these procedures will receive the same consideration at an annual meeting of stockholders as other nominees would receive at such annual meeting.

Policy for Stockholder Communication with Directors

Stockholders may communicate with the members of the Board, either individually or collectively, by writing to the Board at 1001 Cambridge Drive, Elk Grove Village, IL 60007. These communications will be reviewed by the office of the Company’s Corporate Secretary, as agent for the non-employee directors, in facilitating direct communication to the Board. The Corporate Secretary’s office will treat communications containing complaints relating to accounting, internal accounting controls, or auditing matters as reports under the Company’s Whistleblower Policy. Further the Corporate Secretary’s office will disregard communications that are not directly related either to the Company or to the directors’ roles as members of the Board.

General Communications. The Corporate Secretary’s office will summarize all stockholder communications directly relating to the Company’s business operations, its Board, its officers, its activities or other matters and opportunities directly related to the Company. The communications summary and copies of the actual stockholder communications will then be circulated to the Chairman of the Corporate Governance Committee on a biweekly basis.

Stockholder Proposals and Nominations. Stockholder proposals are reviewed by the Corporate Secretary’s office for compliance with the requirements for such proposals set forth in the Company’s By-Laws and in Rule 14a of the Exchange Act and as described in this Proxy Statement. Stockholder proposals that meet these requirements will be summarized by the Corporate Secretary’s office. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Corporate Governance Committee.

Stockholder nominations for directors are reviewed by the Corporate Secretary’s office for compliance with the requirements for such nominations that are set forth in the Company’s By-Laws and as described in this Proxy Statement. Stockholder nominations that meet these requirements are summarized by the Corporate Secretary’s office. Summaries and copies of the nominations are circulated to the Chairman of the Corporate Governance Committee.

Retention of Stockholder Communications. Any stockholder communications that are not circulated to the Chairman of the Corporate Governance Committee because they do not meet the applicable requirements or criteria described above will be retained by the Corporate Secretary’s office for at least 90 calendar days from the date on which they are received, so that these communications may be reviewed by the non-employee directors to whom they were addressed should any of the non-employee directors elect to do so.

Distribution of Stockholder Communications. Except as otherwise required by law or upon the request of a non-employee director, the Chairman of the Corporate Governance Committee will determine when and whether a stockholder communication should be circulated among one or more members of the Board and/or Company management.

EXECUTIVE OFFICERS

Set forth below is a table identifying executive officers of the Company who are not identified in the table entitled “Election of Directors—Nominees for Election.” Biographical information for Mr. Gordon Reichard, Jr. and Dr. Abdelmonem is set forth above under the caption “Nominees for Election.”

Name	Age	Position with Company
Gary Berger	54	Chief Financial Officer

Mr. Berger joined the Company in June 2008 as Chief Financial Officer and Corporate Secretary. From October 2007 through May 2008, Mr. Berger was employed by Hilco Appraisal Services, a business asset valuation services company, performing inventory appraisals. Previously, Mr. Berger was Senior Vice President and Chief Financial Officer at Barrington-based Orius Corporation from February 2003 through June 2006, and provided consulting services to Orius through May 2007. He joined Orius in October 2001 as Vice President- Operations Finance. As the Chief Financial Officer of Orius, Mr. Berger was responsible for all aspects of Accounting, Administration, Finance, Human Resources, Legal and Risk Management. In December 2005, Orius filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois. Prior to his time at Orius, Mr. Berger held various financial leadership positions at SBC/Ameritech (now AT&T), with his final position as Vice President Finance for SBC Public Communications business unit, Esmark and Deloitte & Touche. He is a CPA and a member of the AICPA and Illinois CPA Society. Gary has an M.B.A. (Finance) from DePaul University in Chicago and a B.S. in Accounting from Illinois State University.

The Board elects officers annually and such officers, subject to the terms of the applicable employment agreement, serve at the discretion of the Board. The Company has entered into employment agreements with Mr. Reichard and Dr. Abdelmonem and has delivered an offer letter to Mr. Berger. See the section of this Proxy Statement titled “Executive Compensation” for a description of the employment agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during 2007 and through the date of this Proxy Statement, all of the Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons, except (i) two late Form 4 filings by Dr. Abdelmonem, reporting three transactions, (ii) one late Form 3 filing and one late Form 4 filing by Mr. Berger, reporting one transaction, (iii) one late Form 4 filing by Dr. Calhoun, reporting two transactions, (iv) one late Form 4 filing by Elliott Associates, L.P., reporting five transactions, (v) one late Form 3 filing and one late Form 4 filing by Mr. Folkebrant, reporting one transaction, (vi) one late Form 3 filing and one late Form 4 filing by Mr. McCarthy, reporting one transaction, (vii) one late Form 4 filing by Mr. Owings, reporting two transactions, (viii) one late Form 4 filing by Mr. Pini, reporting three transactions, (ix) one late Form 4 filing by Mr. Reichard, reporting two transactions, (x) one late Form 4 filing by Mr. Thode, reporting one transaction, and (xi) one late Form 4 filing by Bradford Whitmore, reporting one transaction. Based upon a review of its records and the Section 16(a) filings made by its former directors and officers, the Company believes that each of Messrs. Cesario, Christie, Fenger and Fuentes have failed to report at least one transaction on Form 3, 4 or 5 during 2007 and through the date of this Proxy Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and December 31, 2006.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(5)	All other compensation ($)	Total ($)
John Thode (1)	2007	322,000	—	160,000	—	482,000
President and Chief Executive Officer	2006	300,000	50,000	320,000	—	670,000

Ralph Pini (2)	2007	47,600	—	9,300	—	35,900
Interim Chief Executive Officer	2006	—	—	—	—	—

Dr. Amr Abdelmonem (3)	2007	255,000	—	277,500	3,825	532,500
Chief Technology Officer	2006	250,000	7,500	277,500	—	535,000

Frank Cesario (4)	2007	180,000	—	68,750	2,703	248,750
Chief Financial Officer	2006	172,000	15,000	47,675	—	234,675

(1)	Mr. Thode terminated his employment with the Company effective in October 2007, and his salary is reflected through such date. Upon the termination of his employment, Mr. Thode forfeited 50% of his stock award for 2007. In June 2006, 2,000,000 restricted shares were issued to Mr. Thode, which shares vested in four equal installments beginning on June 30, 2006 and ending on December 31, 2007. Also in June 2006, 4,000,000 shares of restricted stock were granted to Mr. Thode with such shares scheduled to vest based on objectives established by the Board for 2006 and 2007 financial performance; all of these shares were forfeited on December 31, 2007 because the performance criteria were not met. Mr. Thode did not receive any compensation as a director in 2007.

(2)

Mr. Pini served as the Company’s interim Chief Executive Officer from November 2007 through March 2008. His total cash compensation for 2007 as interim Chief Executive Officer was $21,000. In 2007, 52,500 restricted shares were issued to Mr. Pini, as a non-employee director of the Company, with such shares to vest on a quarterly basis over a one-year period. As of December 31, 2007, Mr. Pini held options to purchase 110,000 shares of common stock. On December 31, 2007, Mr. Pini forfeited 33,333 shares of restricted stock as a result of not meeting the Company’s vesting requirements. For services as a director in 2007, Mr. Pini earned $26,600 in cash fees and $9,300 in stock awards, as valued under FAS 123R. Mr. Pini was not compensated as a director while he served as interim Chief Executive Officer.

(3)	In June 2006, 1,500,000 restricted shares were issued to Dr. Abdelmonem, which shares vested in four equal installments beginning on June 30, 2006 and ending on December 31, 2007. Also in June 2006, 2,000,000 shares were granted to Dr. Abdelmonem with such shares scheduled to vest based on objectives established by the Board for 2006 and 2007 financial performance; all of these shares were forfeited on December 31, 2007 because the performance criteria were not met. Dr. Abdelmonem became the Company’s Chief Operating Officer in February 2008, holding this position in addition to his continued service as the Company’s Chief Technology Officer.

(4)	In February 2006, 250,000 restricted shares were issued to Mr. Cesario, such shares vesting equally over four years on an annual basis beginning on March 15, 2006. In December 2006, 250,000 restricted shares were issued to Mr. Cesario, such shares vesting equally over four years on an annual basis. As a result of his resignation, Mr. Cesario forfeited 187,500 shares of restricted stock.

(5)	Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” (“FAS 123R”) which establishes accounting for equity instruments exchanged for director services. Under the provisions of FAS 123R, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the director’s requisite service period (generally the vesting period of the equity grant). The Company changed its equity compensation practices at the same time to emphasize grants of restricted stock as opposed to stock options. Grants of restricted stock are valued at the market price on the date of grant and amortized during the service period on a straight-line basis or the vesting of such grant, whichever is higher.

The components of compensation for the named executive officers include base salary, bonuses, equity compensation based on time of service and/or performance criteria, other contractual terms and benefits, such as a change in control or termination, and certain other benefits that are provided broadly to all of the Company’s employees.

The named executive officers are typically entitled to participate in company-wide benefit programs on a non-preferential basis. Those programs include the provision of $50,000 in term life insurance, disability insurance, medical plan participation and a 401(k) program with a Company match of the lesser of 3% of the employee salary or 50% of the employee contribution. The named executive officers are eligible to participate in a Company-wide bonus program that may be funded based on certain events, such as total cash flows during a fiscal year in excess of 5% of the Company’s annual operating plan. Such funding status is determined by the Compensation Committee in January of the following fiscal year and then paid by the Company. No such amounts were earned in 2006 for payment in 2007, or during 2007 for payment in 2008.

The Company has a Share Ownership Policy in place, effective January 1, 2006, that covers officers and directors (each a “Covered Person”), including the named executive officers. By January 1, 2007, or within one year after becoming a Covered Person, each Covered Person must own at least the lesser of 20,000 shares or $5,000 worth of the Company’s outstanding common stock. Within three years after becoming a Covered Person, each Covered Person must own at least the lesser of 100,000 shares or $25,000 worth of the Company’s outstanding common stock. While there are no specific penalties for failing to perform under the Share Ownership Policy, the policy sets an expectation for anyone who wishes to remain an officer or director of the Company. Stock options are not considered in the determination of satisfying these requirements, regardless of vesting status.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by the named executive officers as of December 31, 2007.

	Options Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John Thode(1)	—	—	—	—		—
Dr. Amr Abdelmonem	262,499	$0.11	1/1/2013	—		—
Frank Cesario	—	—	—	187,500	(3)	$35,625

(1)	Mr. Thode resigned from the Company on October 10, 2007. Options to purchase 1,100,000 shares of the Company’s common stock held by Mr. Thode expired 60 days after his resignation.

(2)	Equity award market value determined using the closing price of the Company’s common stock on the Exchange on December 31, 2006 and 2007, which was $0.34 per share and $0.19 per share, respectively. Dr. Abdelmonem’s options are fully vested and expire ten years from the grant date or within 60 days of termination of his employment with the Company.

(3)	These shares were cancelled upon Mr. Cesario’s resignation in May 2008. Mr. Cesario’s restricted shares were scheduled to vest in three equal amounts during December 2008, 2009 and 2010.

Employment Agreements

Reichard Employment Agreement. On March 10, 2008, the Company entered into an employment agreement with Mr. Reichard. The term of the agreement is for two years; provided, however, that upon the 18-month anniversary of March 10, 2008 and each day thereafter, the term of the employment agreement will be extended for one additional day unless the Company provides written notice to Mr. Reichard that it will not extend the term. Under the employment agreement, Mr. Reichard’s annual base salary is $250,000 for the first 12 months of the employment agreement. Prior to the 12-month anniversary of the agreement, the Company and Mr. Reichard will negotiate, in good faith, an increase in base salary for months 13 through 24. Mr. Reichard is also eligible for a cash performance bonus of up to $80,000, provided the Company achieves certain mutually agreed upon performance goals. Bonuses will be payable promptly upon the Company’s conclusion that the performance measures have been achieved, and in no event later than the filing date of the Company’s Annual Report on Form 10-K for that particular year. Mr. Reichard will be able to participate in the Company’s benefit plans, subject to applicable eligibility and participation requirements.

In addition to the employment agreement, the Company also entered into a restricted stock award agreement (“Reichard Stock Agreement”) with Mr. Reichard, pursuant to which the Company granted Mr. Reichard 2,000,000 shares of restricted stock (the “Reichard Restricted Stock”). Under the Reichard Stock Agreement, Mr. Reichard is eligible for additional grants of up to 3,000,000 shares (the “Reichard Performance Stock”). The Reichard Restricted Stock shall, if Mr. Reichard has been continuously employed through the vesting date vest pursuant to the following schedule: i) 250,000 shares on March 17, 2008; ii) an additional 250,000 shares on August 30, 2008; iii) an additional 500,000 shares on February 28, 2009; iv) an additional 500,000 shares on August 30, 2009; v) an additional 250,000 shares on February 28, 2010; and vi) an additional 250,000 shares on August 30, 2010. For fiscal years 2008 and 2009, Mr. Reichard is eligible, upon attainment of performance goals determined by the Company, for grants of up to 1,500,000 of additional restricted shares for each fiscal year as follows: 500,000 shares upon attainment of 80% of the specified performance goals, 1,000,000 total shares upon achievement of 100% of the specified performance goals and 1,500,000 total shares upon achievement of 130% of the specified performance goals, or an interpolated amount for accomplishing between 100% and 130% of the approved performance goals. For the 2009 fiscal year, additional restricted shares and/or cash compensation may be considered by the Compensation Committee if performance exceeds 130% of specified goals.

Abdelmonem Employment Agreement. On February 19, 2008, the Company entered into an agreement with Dr. Abdelmonem to include his service as the Company’s Chief Operating Officer in addition to his continued service as the Company’s Chief Technology Officer. This agreement replaced the employment agreement between Dr. Abdelmonem and the Company dated January 1, 2006 (the “Prior Employment Agreement”). Except as noted below with respect to his annual bonus opportunity, this new agreement continues Dr. Abdelmonem’s employment with the Company on substantially the same terms, including salary, as under the Prior Employment Agreement. Under Dr. Abdelmonem’s employment agreement, Dr. Abdelmonem’s annual base salary is $255,000, subject to future adjustment as determined by the Compensation Committee.

Under Dr. Abdelmonem’s employment agreement, Dr. Abdelmonem is eligible for an annual bonus based on the achievement of corporate and individual goals established by the Board or the Compensation Committee, which bonus is generally paid in shares of restricted stock, including up to 1,000,000 restricted shares with immediate vesting that may be awarded. The Board reserves the right, in its discretion, to make additional awards in cash or stock for extraordinary performance in excess of plan goals. No bonus will be payable to Dr. Abdelmonem with respect to a given year if he fails to be employed by the Company through the first day of the following year (or, in the case of a termination by the Company for cause, through the date of actual bonus payment). The employment agreement also contains customary restrictive covenants, including a covenant not to compete with the Company for a period of six months following the cessation of his employment.

In connection with his continued employment, the Company also entered into a restricted stock agreement (the “Abdelmonem Restricted Stock Agreement”) with Dr. Abdelmonem, pursuant to which the Company granted Dr. Abdelmonem 1,200,000 shares of restricted common stock (the “Abdelmonem Restricted Stock”). The Abdelmonem Restricted Stock was granted under the 2003 Plan, and is subject to vesting based on Dr. Abdelmonem’s continued service to the Company over a period of approximately 23 months (subject to acceleration upon a change in control of the Company). In addition, Dr. Abdelmonem is eligible for a grant for each of the 2008 and 2009 fiscal years equal to 300,000 restricted shares upon achievement of 80% of specified performance goals, a total of 650,000 restricted shares upon achievement of 100% of specified performance goals, and a total of 1,000,000 restricted shares upon achievement of 130% of specified performance goals, or an interpolated amount for accomplishing between 100% and 130% of approved performance goals. For the 2009 fiscal year only, additional restricted shares and/or cash compensation may be considered by the Compensation Committee if performance exceeds 130% of the performance goals. All such performance-based restricted shares will vest on the filing date of the Company’s Form 10-K for each of the 2008 and 2009 fiscal years, as applicable, if Dr. Abdelmonem remains continuously employed by the Company through that filing date and the performance goals specified by the Company with respect to that fiscal year have been achieved. The performance goals, which may include intermediate goals, the achievement of which will result in partial vesting, will be determined by the Company, based on the Company’s operating plan for the applicable year, and will be communicated to Dr. Abdelmonem not later than 90 days following the start of the applicable year.

Berger Letter Agreement. On May 28, 2008 the Company extended an offer letter to Mr. Berger containing the terms of his employment with the Company as Chief Financial Officer. The letter has no set term, and his employment is at will. Mr. Berger will serve at the discretion of the Board. Mr. Berger’s letter agreement provides for an annual base salary of $160,000. In addition, Mr. Berger is eligible to receive a performance-based bonus of $20,000 in the first fiscal quarter that the Company achieves a positive cash flow. The Compensation Committee of the Board has authorized the grant to Mr. Berger of 250,000 restricted shares of the Company’s common stock, to fully vest in two years, with six month partial vesting increments. The letter agreement requires Mr. Berger to execute the Company’s standard confidentiality and proprietary rights agreements.

Cesario Employment Agreement. On February 6, 2006, the Company entered into an agreement with Mr. Cesario to continue to serve as the Company’s Chief Financial Officer (the “Cesario Employment Agreement”). Mr. Cesario’s annual base salary was $172,000 as of the effective date of the Cesario Employment Agreement and was $180,000 for 2007. Mr. Cesario was awarded a cash bonus of $15,000 in 2006. Mr. Cesario also received a grant of 250,000 shares of common stock that will vest on a quarterly basis over the following two years. Mr. Cesario was eligible, subject to the Company’s incentive compensation programs, to receive an additional 125,000 restricted shares of common stock if the Company exceeded its annual business plan by 50%, or 250,000 restricted shares of common shares of common stock if the Company exceeded its annual business plan by 100%. Such shares, if granted, would vest semi-annually over two years from the date of such award. In addition, Mr. Cesario was eligible for a cash bonus of up to 25% of his annual salary based upon meeting mutually agreed upon goals. Mr. Cesario resigned from his position effective May 31, 2008.

Thode Employment Agreement. On January 10, 2006, the Company entered into an agreement with Mr. Thode to continue to serve as the Company’s President and Chief Executive Officer (the “Thode Employment Agreement”). This agreement superseded the letter agreement between Mr. Thode and the Company dated January 6, 2005. Mr. Thode’s annual base salary was $300,000 in

2006 and $350,000 in 2007, and was subject to future adjustment as determined by the Compensation Committee of the Board. Mr. Thode was also entitled to certain performance bonuses, provided the Company achieved certain specified performance goals as determined by the Compensation Committee. Additionally, the Company’s stockholders approved the issuance of 6,000,000 shares of restricted stock to Mr. Thode as further incentive and compensation. The restricted stock was subject to both a time vesting and performance vesting component, as further described in the form of restricted stock award agreement attached as an exhibit to the Thode Employment Agreement. Mr. Thode was also granted a signing bonus of $50,000.

During October 2007, John Thode tendered his resignation as the Company’s President and Chief Executive Officer. The Thode Employment Agreement was terminated in connection with Mr. Thode’s resignation from the Company. Mr. Thode remained a member of the Board until his resignation in May 2008.

Fuentes Employment Agreement. Mr. Fuentes became an employee of the Company upon the consummation of the acquisition of Clarity Communication Systems, Inc. (“Clarity”) in January 2008. Mr. Fuentes’ role was to assist the Chief Executive Officer in the coordination and integration of the combined entity’s operations. The Company and Mr. Fuentes entered into an employment agreement providing for a base salary for Mr. Fuentes of $240,000 per year. The term of the employment agreement is for two years; provided, however, that upon the 18-month anniversary of the start of his employment and each day thereafter, the term of the agreement will be extended for one additional day unless and until the Company provided written notice to Mr. Fuentes that such extension would not occur. Mr. Fuentes’ employment with the Company terminated on May 19, 2008 and he resigned his Board seat on the same date.

Potential Payments Upon Termination or Change in Control

Under Mr. Reichard’s employment agreement, if the Company terminates Mr. Reichard without Cause (as defined in the employment agreement) or Mr. Reichard resigns from the Company for Good Reason (as defined in the employment agreement) prior to six months of continuous employment, Mr. Reichard will receive monthly severance payments equal to 1/12th of his base salary for a period of three months, in addition to accrued but unpaid base salary and any accrued but unused vacation as of the date of termination. If the Company terminates Mr. Reichard without Cause or Mr. Reichard resigns from the Company for Good Reason after six months of continuous employment, Mr. Reichard will receive monthly severance payments equal to 1/12th of his base salary for a period of six months, in addition to accrued but unpaid base salary and any accrued but unused vacation as of the date of termination. If Mr. Reichard’s employment is terminated for any other reason, including termination by the Company for Cause, Mr. Reichard will be entitled to payment of accrued and unpaid salary and accrued but unused vacation through the date of such termination.

In addition, upon termination of Mr. Reichard’s service to the Company for any reason or for no reason, any Reichard Restricted Stock which has not become vested prior to the effective date of such termination will be forfeited and no additional Reichard Performance Stock will be issued. However, if Mr. Reichard is terminated without Cause prior to December 15, 2009, 250,000 Reichard Restricted Stock will vest as of the date of the termination. If a Change in Control (as defined in the Reichard Stock Agreement) of the Company occurs prior to December 31, 2009 and Mr. Reichard remains in continuous service to the Company through the date of that Change in Control, then immediately prior to (but contingent upon) the Change in Control, any unvested Reichard Restricted Stock will vest and the Reichard Performance Stock otherwise subject to issuance under the Reichard Stock Agreement based on performance in that fiscal year will be issued provided that performance for the portion of that year that transpires prior to the Change in Control meets or exceeds a pro-rata portion of the performance goals specified by the Board for that year.

Under Dr. Abdelmonem’s employment agreement, if the Company terminates Dr. Abdelmonem without cause or Dr. Abdelmonem resigns for Good Reason (as defined in the employment agreement), he will receive a lump sum payment equal to 50% of his base salary, an annual bonus for the fiscal year of termination, and waiver of the applicable premium for COBRA continuation coverage in the Company’s health plan(s) for a period of six months. If the Company terminates Dr. Abdelmonem for cause (as defined in the employment agreement), he will be entitled only to the payment of accrued and unpaid salary through the date of such termination.

Under Mr. Berger’s letter agreement, after four months of employment, Mr. Berger will be entitled to three months of severance if he is terminated for any reason other than Good Cause (as described in the letter agreement), contingent upon his execution of a release and non-disparagement agreement. Mr. Berger will be entitled to receive his base salary during such severance period, and any bonus earned as well as vested equity awards as of his termination date.

Mr. Cesario and the Company entered into an employment agreement during February 2006. Mr. Cesario’s employment as Chief Financial Officer terminated on May 19, 2008, upon Mr. Cesario’s resignation. The Cesario Employment Agreement provided that if the Company terminated Mr. Cesario without Cause (as defined in the Cesario Employment Agreement), he would have received three months of his base salary and any bonus earned during his employment period. No payments were made to Mr. Cesario in connection with his resignation.

Mr. Thode and the Company entered into an employment agreement in January 2006. Mr. Thode’s employment and the Thode Employment Agreement were terminated in October 2007, upon Mr. Thode’s resignation. The Thode Employment Agreement provided that if the Company terminated Mr. Thode without Cause (as defined in the Thode Employment Agreement) or Mr. Thode resigned for Good Reason (as defined in the Thode Employment Agreement), he would receive a lump sum payment equal to his base salary, an annual bonus for the fiscal year of termination and waiver of the applicable premium for COBRA continuation coverage in the Company’s health plan(s) for a period of 12 months. The Thode Employment Agreement provided that if the Company terminated Mr. Thode for Cause, he would be entitled only to the payment of accrued and unpaid salary through the date of such termination. Upon a Change in Control (as defined in the Thode Employment Agreement), and presuming continuous service through that Change of Control, Mr. Thode would have vested any unvested grants of restricted stock that would have subsequently vested due to the passage of time or that had been earned on a performance basis on the prorated period before the Change of Control. If Mr. Thode had been terminated on or before December 31, 2006, due to a Change in Control, he would have received not only one year of salary and bonus ($350,000 in total) but also would have accelerated the vesting of 1,000,000 shares of restricted stock that would have been expected to vest during 2007 as a result of the passage of time ($340,000 in total value accelerated from 2007 vesting dates to the Change of Control date). No payments were made to Mr. Thode in connection with his resignation.

Mr. Fuentes’ employment with the Company terminated on May 19, 2008. On May 19, 2008, Mr. Fuentes entered into an agreement with the Company that provides for payment to Mr. Fuentes in an amount of $6,500 per month for 12 months from that date in lieu of any other compensation that may have been available pursuant to his employment agreement or otherwise with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with the Lenders

The Company has entered into several transactions with Alexander Finance, L.P. (“Alexander”) and Manchester Securities Corporation (“Manchester”) each of whom beneficially, together with their affiliates, own more than 30% of our common stock. Below is a summary of the financing transactions, which is qualified in its entirety by the terms of each applicable agreement involving Manchester and Alexander since January 2007.

August 2008 Loan Agreement. On August 18, 2008, the Company entered into the August 2008 Loan Agreement (the “August Loan Agreement”) with Alexander and Manchester (collectively referred to as the “lenders”) under which the lenders provided to the Company a credit line in the aggregate principal amount of $3,000,000, and reduced the amount of advances that may be made under the May 2008 Loan Agreement (defined below) by $550,000. The indebtedness under the August Loan Agreement is evidenced by the Company’s 9 1/2% Secured Convertible Notes (each a “Convertible Note,” together the “Convertible Notes”) due August 1, 2010. The Company issued a Convertible Note to Alexander in the principal amount not to exceed $1,650,000 and a Convertible Note to Manchester in the principal amount not to exceed $1,350,000. Interest on the Convertible Notes accrues at 9 1/2% per annum and the holders of the Convertible Notes have the right to convert the principal amount under the Convertible Notes, and all accrued but unpaid interest, at any time, in whole or in part, into shares of the Company’s common stock at an original conversion price of $0.20 per share.

In connection with the August Loan Agreement and the issuance of the Convertible Notes, the Company entered into a Registration Rights Agreement (as amended as of November 12, 2008, the “Registration Rights Agreement”) with the lenders. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement under the Securities Act of 1933 (the “Securities Act”) by June 1, 2009, covering the resale of at least 15,000,000 shares of the Company’s common stock (the “Registrable Securities”), representing the potential number of shares of common stock issuable upon conversion of the maximum principal amount due on the Convertible Notes ($3,000,000) at the initial conversion price of $0.20 per share. Under the Registration Rights Agreement, the registration statement must be declared effective by the SEC by September 1, 2009 if the registration statement is not reviewed by the SEC, or by November 1, 2009 if the registration statement is reviewed by the SEC, or the Company will be obligated to make certain delay payments. In addition, at any time after March 31, 2009 either lender may demand by written notice to the Company (a “Demand Notice”), that the Company prepare and file such registration statement not later than the date that is 30 days following the date of the Demand Notice (the “Demand Date”). Thereafter, the Company shall use its best efforts to have the registration statement declared effective as soon as possible, but not later than 60 days from the Demand Date. The Company is also required to list the Registrable Securities on the Exchange by the same date the registration statement is required to be declared effective by the SEC.

To secure and guarantee payment of the Convertible Notes, also on August 18, 2008, the Company, the lenders and the Company’s wholly-owned subsidiary, Clarity, entered into a Seventh Amended and Restated Security Agreement (the “New Security Agreement”) and an Amended and Restated Guaranty of Clarity (the “New Clarity Guaranty”), in favor of the lenders. The New Security Agreement amends and restates the Sixth Amended and Restated Security Agreement dated May 29, 2008 to add the August Loan Agreement and the Convertible Notes to the list of obligations secured by all of the Company’s assets. The New Clarity Guaranty amends and restates the Amended and Restated Guaranty of Clarity dated May 29, 2008 to add the Convertible Notes to the list of obligations for which Clarity is guaranteeing the full payment and performance by the Company to the lenders.

The material terms of the August Loan Agreement and the Convertible Notes include the following:

•

Interest on advances made pursuant to the August Loan Agreement (the “Loans”) is calculated on a 360-day year compound interest basis and paid for the actual number of days elapsed. All interest due on such Loans is payable on August 1, 2010, the maturity date of the 2008 Loan Agreement. After the occurrence and during the continuance of an event of default, the interest rate on the Loans is increased to the lesser of 20% per annum, or the highest rate permitted by law and is payable on the demand of the lenders.

•

The repayment of the principal amount of the Convertible Notes, as well as the notes we previously issued to the lenders and all accrued and unpaid interest, may be accelerated in the event of (i) a failure to pay any principal amount on the Convertible Notes; (ii) a failure to pay the principal amount or accrued but unpaid interest upon any of the notes we previously issued to the lenders as and when due; (iii) a failure by the Company for ten (10) days after notice to it, to comply with any other material provision of any of the Convertible Notes, the notes we previously issued to the lenders, the August Loan Agreement or the Registration Rights Agreement; (iv) a default under the Seventh Amended and Restated Security Agreement or any of the Convertible Notes or the notes we previously issued to the lenders; (v) a breach by the Company of its representations or warranties under the August Loan Agreement or under the New Clarity Guaranty; (vi) defaults under any other indebtedness of the Company in excess of $500,000; (vii) a final judgment involving, in the aggregate, liability of the Company in excess of $500,000 that remains unpaid for a period of 45 days; or (viii) upon a bankruptcy event related to the Company or Clarity.

•	The Company may not prepay any portion of the Loans.

May 2008 Credit Line. On May 22, 2008, the Company entered a new financing agreement with Manchester and Alexander (the “May 2008 Loan Agreement”) under which the Company was provided a credit line in the aggregate principal amount of $2,500,000. A portion of this line was immediately drawn upon to repay the outstanding $500,000 short term loan from the lenders under a receivables factoring arrangement as well as accrued interest of $8,056 on the loan. An additional $692,000 was drawn for working capital. The indebtedness under the May 2008 Loan Agreement was evidenced by our 9.5% Secured Grid Notes. We issued a Grid Note to each of Manchester and Alexander in the maximum aggregate principal amount of $1,250,000.

The credit line expires on August 1, 2010. Borrowings accrue interest at a rate of 9.5%. All draw downs on this line would be subject to the request of the Company and the approval of the lenders. Amounts drawn under this credit line arrangement, including accrued interest, will be due and payable upon termination of the credit line.

March 2008 Receivables Factoring Agreement. On March 20, 2008, we entered into an assignment agreement with Grace Investments, Ltd., an affiliate of Alexander, and Manchester, which will allow us to assign, or factor, our receivables. If we request such a transaction and the lenders agree, monies will be advanced to us based on our trade receivables assigned to the lenders. Under the assignment agreement, as the assigned accounts are collected by us (approximately 30 days from the date of invoice), we will promptly pay the lenders the amount of the collected account, plus interest at an implied annual rate of 10%. In connection with the assignment agreement, the lenders agreed to advance us $500,000. Funding occurred on March 20, 2008 and repayment (including interest) was made during April 2008 upon collection of the assigned trade receivables.

The assignment agreement also released the liens on the assigned trade receivables under the Fifth Amended and Restated Security Agreement dated January 31, 2008 among the lenders, the Company and our subsidiaries concurrently with assignment of the trade receivables to the lenders.

2008 Convertible Debt to Finance Clarity Acquisition. As a condition to the merger with Clarity in January 2008, the Company was required (i) to obtain financing in an amount equal to $1,500,000 to fund the initial operations of the combined entity after the merger and transaction expenses of the Company incurred in connection with the merger and (ii) to pay off the amount outstanding under Clarity’s line of credit agreement (as described below). On January 3, 2008, the Company issued a new note to Alexander in the aggregate principal amount of $1,500,000. The note matures August 1, 2009, bears interest of 7% per annum and is convertible, together with all accrued and unpaid interest thereon, into shares of the Company’s common stock at an initial conversion price of $0.20 per share. The note contains substantially similar terms and conditions as the notes previously issued to the lenders. The note is secured on a first priority basis by all of the Company’s intangible and tangible property and assets, including the assets acquired from Clarity in the merger. Payment of the note is guaranteed by the Company’s subsidiaries.

In connection with the financing described above, the Company, the lenders, Spectral Solutions, Inc. and Illinois Superconductor Canada Corporation (the Company’s inactive subsidiaries) entered into an Amendment to and Waiver and Consent, pursuant to which the lenders waived, among other things, (i) the requirement under the Company’s existing line of credit arrangement to use such cash proceeds received in connection with the Clarity merger, the issuance of the convertible shares, the issuance of the note, and the transactions contemplated thereby to prepay the outstanding notes issued to the lenders and (ii) the prohibition of the Company pursuant to the loan agreement to directly or indirectly create, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any indebtedness other than the exceptions described therein, upon paying the amount outstanding under Clarity’s line of credit at the closing of the merger.

Before Alexander may exercise its right to convert the note into the conversion shares, the Company is required to be able to issue the conversion shares pursuant to the Exchange rules as well as to obtain the approval of (i) the Company’s stockholders to issue the shares issuable upon conversion and (ii) the Exchange to list the conversion shares on the Exchange. The Company is required to obtain these approvals within one year of the issuance date of the note. In the event that these required approvals are not obtained by that time, then the interest rate on the note will increase to a rate of 15% per annum. If the resale of the conversion shares is not registered under the applicable registration rights agreement, as described below, by the 15-month anniversary of the issuance date of the note, if the SEC does not review the registration statement, or the 17-month anniversary if the SEC does conduct a review, then the then-current interest rate will increase by a rate of 1% per annum each month thereafter until the conversion shares are registered, up to the default rate of the lower of 20% per annum or the highest amount permitted by law. In connection with financing, the Company entered into a registration rights agreement with Alexander pursuant to which the Company is required to file a registration statement under the Securities Act covering the resale of the shares of the conversion shares with the SEC within 30 days after the Company has received the requisite approval by the stockholders and the Exchange. The registration rights agreement contains customary covenants, including registration delay payments, in addition to certain interest rate increases under the note, in certain circumstances for failing to maintain the effectiveness of a registration statement covering the resale of the conversion shares.

2007 Convertible Debt that Replaced the 2002 Credit Line. On June 26, 2007, the Company, Manchester and Alexander entered into an agreement to restructure the $11,700,000 of credit line debt and accrued interest which was to mature August 2007. The Company issued amended and restated notes in aggregate principal amount, including accrued interest on the maturing notes, of approximately $10,200,000 to replace all of the maturing credit line notes and to reflect certain amendments to the line of credit arrangement, including: (i) the extension of the termination dates and maturity dates for all the maturing notes that were set to mature August 1, 2007 to a new maturity date of August 1, 2009; (ii) the reduction of the interest rate on each of the maturing notes from 9% to 7% per annum; (iii) provision for the conversion of the aggregate principal amount outstanding on each of the maturing notes at the election of the lenders, together with all accrued and unpaid interest thereon into shares of our common stock, par value $0.001 per share, at an initial conversion price of $0.20 per share. In addition, each of the lenders immediately converted $750,000 in principal amount and accrued interest outstanding under the notes each lender held prior to the conversion into shares of common stock at a conversion price of $0.18, the 10 day volume weighted average closing price of our common stock on the Exchange as of June 21, 2007. Assuming the remainder of the notes are not converted until maturity, the Company would be required to issue approximately 58,500,000 shares of common stock upon conversion, for both principal and interest.

Outstanding Indebtedness. The following amounts are outstanding as of November 3, 2008 with respect to the Company’s financing transactions described above:

•	August 2008 Loan Agreement — $2,000,000, plus accrued interest of approximately $22,000;

•	May 2008 Credit Line — $1,950,000, plus accrued interest of approximately $66,000;

•	January 2008 Note to Alexander — $1,500,000, plus accrued interest of approximately $91,000;

•	June 2007 Notes — $10,200,000, plus accrued interest of approximately $1,025,000; and

•	June 2006 Notes — $5,000,000, plus accrued interest of approximately $608,000.

Transactions with Directors and Officers

Merger with Clarity. On November 13, 2007, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among the Company, ISCO Illinois, Inc. (the “Merger Subsidiary”), a wholly-owned subsidiary of the Company, Clarity and James Fuentes, for himself and as the representative of certain Clarity rightsholders. Pursuant to the Merger Agreement, the Company obtained all of the outstanding stock of Clarity through a merger in which the Merger Subsidiary merged with and into Clarity with Clarity being the surviving corporation and a wholly-owned subsidiary of the Company. We issued shares of our common stock as consideration for the merger. Mr. Fuentes was the sole stockholder, and President and Chief Executive Officer of Clarity. Mr. Fuentes was a member of the Company’s Board from November 2003 until May 2008 and served as Chairman of the Board from January 2006 until June 2007.

Pursuant to the Merger Agreement, the Company agreed to issue up to an aggregate of 40,000,000 shares of its common stock in exchange for all of Clarity’s stock, which was held entirely by Mr. Fuentes, and satisfaction of rights under certain Clarity incentive and compensation plans.

Mr. Fuentes was allocated approximately 65% of the 40,000,000 shares of common stock issuable in connection with the merger. Of the total number of shares that the Company may potentially issue in the merger, 20,000,000 shares were issued at the closing of the merger, 2,500,000 shares will be issuable on each of the first and second anniversaries of closing (the “Time-Based Shares”) (subject to any indemnification claims pursuant to the Merger Agreement), and 3,750,000 shares (the “Clarity Performance-Based Shares”) will be issuable on each of the first dates on which the Company’s equity market capitalization first equals or exceeds $125,000,000, $175,000,000, $225,000,000 and $275,000,000 within the three-year period after closing of the merger for at least 40 of the 45 consecutive trading days the Company’s market capitalization equals such thresholds. The exact number of shares issuable to Mr. Fuentes and the other Clarity employees will depend on, among other things, whether any of the Time-Based Shares are used to satisfy indemnification claims or whether one or more employees forfeit their shares because their employment with the Company following the closing of the merger is terminated after the closing of the merger. Mr. Fuentes was released from his obligation to guaranty up to $1,500,000 drawn under Clarity’s line of credit arrangement. In addition, the Company reimbursed certain professional fees and expenses of Clarity relating to the merger up to an aggregate of $375,000. Assuming that Mr. Fuentes is later issued all of the shares he is eligible to receive in connection with the merger, including all of the Clarity Performance-Based Shares, Mr. Fuentes would beneficially own up to approximately 11% of the Company’s outstanding common stock.

Employment and Registration Rights Agreement with James Fuentes. In connection with the Clarity merger, the Company entered into an employment agreement with Mr. Fuentes, which is described above under the section titled “Employment Agreements.” In addition, the Company filed a registration statement on Form S-3 with the SEC, which was declared effective February 14, 2008, pursuant to a registration rights agreement with Mr. Fuentes and certain Clarity employees covering the resale of the shares they received in connection with the merger.

Employment Agreement with Gordon Reichard. On March 10, 2008, the Company entered into an employment agreement with Mr. Reichard, which is described above under the section titled “Employment Agreements.” Mr. Reichard serves as the Company’s Chief Executive Officer.

Employment Agreement with Amr Abdelmonem. On February 19, 2008, the Company entered into an employment agreement with Dr. Abdelmonem, which is described above under the section titled “Employment Agreements.” Dr. Abdelmonem serves as the Company’s Chief Operating Officer and Chief Technology Officer.

Letter Agreement with Gary Berger. On May 28, 2008, the Company entered into an employment agreement with Mr. Berger, which is described above under the section titled “Employment Agreements.” Mr. Berger serves as the Company’s Chief Financial Officer.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE. THE FOLLOWING REPORT SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The Audit Committee operates pursuant to a charter, a copy of which is attached to the 2007 Proxy Statement dated April 27, 2007, as Appendix A. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Grant Thornton LLP, are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

In the performance of its oversight function, the Committee has reviewed and discussed the audited annual financial statements and the quarterly financial statements with management and its independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence.

Based upon the review of the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

Members of the Audit Committee

Dr. George Calhoun (Chairman)

Torbjorn Folkebrant

John Owings

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board, upon the recommendation of the Audit Committee, has appointed Grant Thornton LLP (“Grant Thornton”), independent certified public accountants, as auditors of the Company’s financial statements for the fiscal year ending December 31, 2008. Grant Thornton has acted as auditors for the Company since December 2000.

Vote Required

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Grant Thornton as auditors of the Company’s financial statements for the fiscal year ending December 31, 2008.

The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board’s appointment of Grant Thornton. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Grant Thornton, the Board will interpret this as an instruction to seek other auditors.

Grant Thornton has examined the financial statements of the Company for the fiscal year ended December 31, 2007. The Company expects representatives of Grant Thornton to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. The representatives of Grant Thornton will have the opportunity to make a statement at the meeting if they desire to do so.

Accountant Fees and Services

During the fiscal years ended December 31, 2007 and 2006, fees in connection with services rendered by Grant Thornton LLP are as set forth below:

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees	$220,787	$189,396
Audit-Related Fees	81,937	7,040
Tax Fees	37,875	39,422
All Other Fees	—	—
TOTAL	$340,599	$235,858

Audit Fees. Audit fees consisted of fees for the audit of the Company’s annual financial statements and review of quarterly financial statements, as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with, and review of the Company’s documents filed with the SEC.

Audit-Related Fees. Audit-related fees during 2007 consisted primarily of costs associated with auditing Clarity’s books in connection with the acquisition of Clarity.

Tax Fees. Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

All Other Fees. The Company made no other payments to Grant Thornton LLP during 2007.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that the Company’s independent auditor is permitted to perform for the Company under applicable federal securities regulations. As permitted by the applicable regulations, the Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain engagements up to predetermined dollar thresholds that are reviewed annually by the Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among other items.

All engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee must report any decisions to the Audit Committee at the next scheduled meeting.

The Board recommends that the stockholders vote “FOR” the ratification of Grant Thornton LLP as the Company’s auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED STOCKHOLDER MATTERS

Unless otherwise noted, the following table sets forth, as of November 12, 2008, the beneficial ownership of our common stock by (i) each person that is a beneficial owner of 5% of more of our outstanding shares of common stock, (ii) each of our executive officers, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible notes held by that person that are currently exercisable or exercisable within 60 days of November 12, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 228,471,174 shares of common stock outstanding. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007.

Name	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class
5% Stockholders
Alexander Finance L.P.	96,835,816	(2)(3)	34.93%
Elliott Associates L.P.	61,799,918	(2)(4)	22.83%
Elliott International L.P.	19,904,159	(5)	8.71%
James J. Fuentes	12,498,562	(6)	5.47%

Directors and Named Executive Officers
Gordon Reichard, Jr.	1,815,500	(7)	*
Amr Abdelmonem	2,284,499	(8)	1.00%
George Calhoun	1,117,542	(9)	*
Torbjorn Folkebrant	39,167	(10)	*
Stephen McCarthy	20,000	(11)	*
John Owings	62,292	(12)	*
Ralph Pini	304,584	(13)	*
Gary Berger	250,000	(14)	*
All Directors and Officers as a Group	5,893,584	(15)	2.54%

*	Less than 1%.

(1)	Includes shares of restricted common stock, as disclosed in the relevant footnotes below, granted under our 2003 Equity Incentive Plan. Under the 2003 Equity Incentive Plan, holders of shares of unvested restricted stock have the right to vote such shares and to receive dividends thereon, but have no investment or disposition power with respect to such shares until the restrictions lapse.

(2)	With respect to footnotes 3 and 4 below, interest on the outstanding convertible notes is calculated as of November 3, 2008.

(3)

Includes (i) 37,064,846 shares of common stock, (ii) 8,497,345 shares of common stock issuable upon the conversion of the Company’s 5% Senior Secured Convertible Notes due June 22, 2010 (principal plus interest), convertible within 60 days of November 12, 2008, (iii) 34,712,337 shares of common stock issuable upon the conversion of the Company’s 7% Senior Secured Convertible Notes due August 1, 2009 (principal plus interest), convertible within 60 days of November 12, 2008 and (iv) 5,561,287 shares of common stock issuable upon the conversion of the Company’s 9 1/2% Secured Convertible Notes due August 1, 2010 (principal plus interest), convertible within 60 days of November 12, 2008. Alexander Finance L.P. shares voting and dispositive power over the listed shares of common stock with Bun Partners, Inc. and Spurgeon Corporation, general partners of Alexander Finance L.P., and Bradford T. Whitmore, the President and owner of Bun Partners, Inc. Amount also includes 11,000,000 shares of the Company’s common stock held by Grace Brothers, Ltd., which Bun Partners, Inc., Spurgeon Corporation and Bradford T. Whitmore also indirectly beneficially own. This disclosure is based on the information provided in the Schedule 13D/A filed by Alexander Finance L.P. with the SEC on August 26, 2008, information provided to the Company by Alexander Finance, L.P. and information compiled by the Company. The address for Alexander Finance, L.P. is 1560 Sherman Avenue Evanston, IL 60201.

(4)

Elliott Associates, L.P. (together with its wholly-owned subsidiaries, referred to as “Elliott”) directly owns 500,000 shares of the Company’s common stock and indirectly beneficially owns through its wholly-owned subsidiary, The Liverpool Limited Partnership, 9,242,168 shares of the Company’s common stock. Elliott Associates, L.P. also indirectly beneficially owns through its wholly-owned subsidiary, Manchester Securities Corp., (i) 9,781,667 shares of common stock, (ii) 8,497,345 shares of common stock issuable upon the conversion of the Company’s 5% Senior Secured Convertible Notes due June 22, 2010 (principal plus interest), convertible within 60 days of November 12, 2008, (iii) 29,229,188 shares of common stock issuable upon the conversion of the Company’s 7% Senior Secured Convertible Notes due August 1, 2009 (principal plus interest), convertible within 60 days of November 12, 2008, and (iv) 4,549,550 shares of common stock issuable upon conversion of the Company’s 9 1/2% Secured Convertible Notes due August 1, 2010 (principal plus interest), convertible within 60 days of November 12, 2008. Paul E. Singer, Elliott Capital Advisor, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. This disclosure is based on the information provided in the Schedule 13D/A filed by Elliott with the SEC on August 27, 2008, information provided to the Company by Elliott and information compiled by the Company. The address for Elliott Associates L.P. is c/o Elliott International Capital Advisors, Inc., 712 Fifth Avenue New York, New York 10019.

(5)	Elliott International, L.P. is a wholly-owned subsidiary of Elliott Associates, L.P. Elliott International, L.P. shares investment power over the listed shares of common stock with Elliott International Capital Advisors Inc., its investment manager. Together, Elliott International, L.P. and Elliott International Capital Advisors Inc. beneficially own an aggregate of 19,404,159 shares of the Company’s common stock. This disclosure is based on the information provided in the Schedule 13D/A filed by Elliott with the SEC on August 27, 2008, information provided to the Company by Elliott and information provided to, and compiled by, the Company. The address for Elliott International L.P. is 712 Fifth Avenue New York, New York 10019.

(6)	Includes 160,000 shares of common stock underlying options exercisable within 60 days of November 12, 2008. This disclosure is based on information provided to the Company by Mr. Fuentes on November 9, 2008 and information compiled by the Company.

(7)	Includes (i) 315,500 shares of common stock, and (ii) 1,500,000 shares of restricted common stock granted under the 2003 Equity Incentive Plan.

(8)	Includes (i) 1,122,000 shares of common stock, (ii) 900,000 shares of restricted common stock granted under the 2003 Equity Incentive Plan, and (iii) 262,499 shares of common stock underlying options exercisable within 60 days of November 12, 2008. With respect to items (i) and (ii) immediately above, Dr. Abdelmonem holds the shares jointly with his spouse, Ms. Dina Rashed.

(9)	Includes (i) 185,459 shares of common stock, (ii) 11,250 shares of restricted common stock granted under the 2003 Equity Incentive Plan, and (iii) 920,833 shares of common stock underlying options exercisable within 60 days of November 12, 2008.

(10)	Includes (i) 29,167 shares of common stock, and (ii) 10,000 shares of restricted common stock granted under the 2003 Equity Incentive Plan.

(11)	Includes (i) 11,875 shares of common stock, and (ii) 8,125 shares of restricted common stock granted under the 2003 Equity Incentive Plan.

(12)	Includes (i) 51,042 shares of common stock, and (ii) 11,250 shares of restricted common stock granted under the 2003 Equity Incentive Plan.

(13)	Includes (i) 180,209 shares of common stock, (ii) 14,375 shares of restricted common stock granted under the 2003 Equity Incentive Plan, and (iii) 110,000 shares of common stock underlying options exercisable within 60 days of November 12, 2008.

(14)	Includes 250,000 shares of restricted common stock.

(15)	Includes a total of (i) 1,895,252 shares of common stock, (ii) 2,705,000 shares of restricted common stock granted under the 2003 Equity Incentive Plan, and (iii) 1,293,332 shares of common stock underlying options exercisable within 60 days of November 12, 2008.

MISCELLANEOUS AND OTHER MATTERS

Solicitation

The cost of this proxy solicitation will be borne by the Company. The regular employees of the Company may solicit proxies in person or by telephone or facsimile. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation.

Stockholder Proposals for 2009 Annual Meeting

The Company expects to hold its 2009 Annual Meeting of Stockholders in September 2009. If you wish to submit a proposal for inclusion in the Company’s proxy materials to be distributed in connection with the 2009 Annual Meeting of Stockholders, your written proposal must comply with the rules of the SEC and be received by us no later than May 15, 2009. The proposal should be sent to the Corporate Secretary, ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007.

If you intend to present a proposal at the 2009 Annual Meeting of Stockholders that is not to be included in the Company’s proxy materials, you must comply with the various requirements established in the Company’s By-Laws. Among other things, the By-Laws require that a stockholder submit a written notice to the Corporate Secretary of the Company at the address in the preceding paragraph ten days after the Company’s public disclosure of the date for the 2009 Annual Meeting of Stockholders.

Other Business

The Board is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in the Company’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, the Company intends that the persons named in the proxy will vote as the Board directs, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Annual Report on Form 10-K

The Annual Report on Form 10-K, and a listing of the Company’s directors and officers, which accompany this Proxy Statement, are not considered a part of the proxy solicitation material. The Company will furnish to any stockholder, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. A request for the report can be made verbally or in writing to Gary Berger, Corporate Secretary, at 1001 Cambridge Drive, Elk Grove Village, IL 60007, telephone (847) 391-9400. The Annual Report on Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on the Company’s website at www.iscointl.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Stockholders Sharing an Address

The Company will deliver only one Annual Report on Form 10-K, along with a listing of the Company’s officers and directors, and Proxy Statement to stockholders who share a single address unless we have received contrary instructions from any stockholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report on Form 10-K, with the listing of our officers and directors, and/or Proxy Statement. For future deliveries, stockholders who share a single address can request a separate copy of the Company’s annual report and/or proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, stockholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please contact Gary Berger, Corporate Secretary, at 1001 Cambridge Drive, Elk Grove Village, IL 60007, telephone (847) 391-9400.

By Order of the Board of Directors

                /s/ Gary Berger

                Corporate Secretary

Elk Grove Village, Illinois

November 21, 2008

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Please mark
your votes as	☒
indicated in
this example

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES.				THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING:
A. Election of Directors	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS	B. Ratification of Auditors	FOR	AGAINST	ABSTAIN
01-Dr. Amr Abdelmonem	☐	☐	☐	RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF ISCO FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008.	☐	☐	☐
02-Dr. George Calhoun 03-Mr. Torbjorn Folkebrant
04-Mr. Stephen McCarthy
05-Mr. John Owings

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement attached thereto.

06-Mr. Ralph Pini 07-Mr. Gordon Reichard, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
* Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐	Will Attend Meeting	☐	YES

Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Signature                                                                                        Signature                                                                                        Date _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

¿  FOLD AND DETACH HERE  ¿

ISCO INTERNATIONAL, INC.

ANNUAL MEETING PROXY CARD

ISCO INTERNATIONAL, INC.

This Proxy is Solicited on Behalf of the Board of Directors

For the Annual Meeting of Stockholders to be held December 12, 2008

The undersigned stockholder of ISCO International, Inc. (“ISCO”) hereby appoints Gordon Reichard, Jr. and Gary Berger proxies, with full authority, which may be exercised by either one or both of them, with power of substitution, to vote all shares of the Common Stock of ISCO which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ISCO to be held at the Holiday Inn – Elk Grove Hotel & Conference Center, 1000 Busse Road, Elk Grove Village, IL 60007, at 10:00 a.m. (local time) on December 12, 2008 (the “Annual Meeting”), and at any adjournment or postponement thereof as follows:

A.	as directed herein with respect to each of the proposals identified on the reverse side hereof; and

B.	in their discretion with respect to any other business that may properly come before the Annual Meeting.

By delivery of this proxy, the undersigned stockholder hereby revokes all proxies previously given by the undersigned with respect to the shares of Common Stock covered hereby.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

YOUR VOTE IS IMPORTANT

(Continued and to be signed on reverse side.)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

¿  FOLD AND DETACH HERE  ¿